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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 27, 2003

STERLING FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	0-20800	91-1572822
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
111 North Wall Street, Spokane, Washington 99201 (Address of principal executive offices) (Zip Code)
(509) 458-3711 (Registrant's telephone number, including area code)
Not Applicable (Former Name or Former Address, if Changed Since Last Report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 9. Regulation FD Disclosure.

        On January 27, 2003, Sterling Financial Corporation issued a press release reporting its results of operations for the fourth quarter and the year ended December 31, 2002.

For Immediate Release	Contact: Heidi B. Stanley (509) 358-6160

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
ANNOUNCES RECORD 2002 FOURTH QUARTER AND FISCAL YEAR EARNINGS RESULTS
DEMONSTRATING CONTINUED PROGRESS IN BUILDING CORE EARNINGS

Spokane, Washington—January 27, 2003—Sterling Financial Corporation (NASDAQ: STSA) today announced record earnings of $7.6 million, or $0.62 per diluted share, for the three months ended December 31, 2002. This compares with earnings of $4.7 million, or $0.39 per diluted share for the prior year's comparable quarter. Net income for the twelve months ended December 31, 2002 was $25.6 million, or $2.09 per diluted share, which compares with net income of $16.2 million, or $1.44 per diluted share for last year's comparable period. This increase in earnings primarily reflects increases in net interest income, other income, and the discontinuance of goodwill amortization. References to prior period earnings per share and book values per share have been restated to reflect the 10% common stock dividend paid in May 2002. Management considers operating cash earnings relevant for prior period comparisons. See Exhibit A for a reconciliation to operating cash earnings.

Harold B. Gilkey, Chairman and Chief Executive Officer, said, "This year Sterling achieved outstanding results. Since we are operating in such a challenging economic environment we are especially proud of our progress. We won important new business opportunities, continued to strengthen our client relationships and expanded our product range. These achievements contributed to continued growth in earnings per share, making this our eighth consecutive quarter of earnings growth."

Highlights of the fourth quarter include:

  •
  On an operating cash earnings basis, earnings per diluted share were $0.62 for the quarter ended December 31, 2002, compared to $0.45 per diluted share for the same period in 2001, an increase of 38%. Operating cash earnings are calculated by excluding from net income goodwill amortization and acquisition costs, both net of income taxes.

  •
  Return on average equity was 15.1%, compared with 11.0% for the same quarter last year.

  •
  Total other income increased 31% compared to the same quarter last year.

  •
  Fee and service charge income increased over the prior year's comparable period by 31%.

  •
  Total loan originations were $549.3 million for the quarter ended December 31, 2002, compared with $496.7 million in the same quarter last year.

2002—IN SUMMARY

Gilkey continued, "Looking back, 2002 was a year filled with many accomplishments and advances for our 20-year old bank. We continued to build core earnings. Once again, Sterling's solid financial performance is evidenced by our double-digit earnings growth, which is being driven by an increase in net interest income, a result of continued strong loan growth in the quarter. This was our fourth consecutive year of record net income."

Highlights of 2002 achievements include:

  •
  On an operating cash earnings basis, earnings per diluted share were $2.09 for the year ended December 31, 2002, compared to $1.68 per diluted share for the same period in 2001, an increase of 24%. Operating cash earnings are calculated by excluding from net income goodwill amortization and acquisition costs, both net of income taxes.

  •
  Return on average equity was 13.9%, compared with 10.5% for fiscal year 2001.

  •
  Total assets increased to over $3.5 billion.

  •
  Total other income increased by 38% over last year.

  •
  Total loan originations were a record $1.83 billion, up by 25% over 2001.

  •
  Checking account balances increased by 65% over last year.

  •
  Book value per share increased by 19% to $17.03 at December 31, 2002 from $14.28 at December 31, 2001.

Gilkey continued, "In 1996, Sterling began a growth strategy designed to deliver a more bank-like performance to our shareholders and customers, a strategy which we continue to pursue. The Sterling team has done a great job of implementing our strategy. Over the past five years, we have achieved compounded annual growth rates for total assets and net income of 8.7%, and 32.7%, respectively. During the past year we exceeded $3.5 billion in total assets for the first time. These activities helped to drive Sterling's return on average equity to 15% for the fourth quarter of 2002. These are noteworthy financial milestones for Sterling, and are even more meaningful in that they were achieved while accomplishing our primary goals—delivering real value to our customers and solid performance for our shareholders. The Sterling team has established Sterling Savings Bank as a leading community bank in the Pacific Northwest region."

OPERATING RESULTS—FOURTH QUARTER AND FISCAL YEAR END 2002

Net Interest Income

Sterling reported net interest income of $27.7 million for the three months ended December 31, 2002, an increase of 17%, compared to $23.7 million for the same period in the prior year. Net interest income for the year ended December 31, 2002 was $100.3 million, which compares with net interest income of $84.9 million for the year ended December 31, 2001. The increase for both periods is primarily due to an increase in earning assets that had higher net interest rate spreads and also due to a lower cost of funds, reflecting the repricing of deposits and borrowings.

Sterling's net interest margin of 3.42% increased 5 basis points for the quarter ended December 31, 2002, versus 3.37% for the quarter ended December 31, 2001. Net interest margin for the year ended December 31, 2002 of 3.37% represented an increase of 10 basis points over 3.27% for the comparable 2001 period. The increases in net interest margin during the current quarter and year is primarily due to an increase in earning assets that had higher net interest rate spreads and also due to a decrease in the cost of funds, particularly in deposits.

Other Income

Total other income was $8.4 million for the three-month period ended December 31, 2002, compared to $6.4 million for the same period one year ago. The increase primarily came from fee and service charge income, which increased by 31% to $4.4 million for the quarter from $3.3 million in the same period one year ago. Total other income was $29.1 million for the year ended December 31, 2002, compared to $21.0 million for the same period one year ago. For the year ended December 31, 2002, fees and service charges increased 27% to $16.7 million, compared with $13.1 million for the same period in 2001. This increase is primarily due to new service charges implemented, increased service charge rates, and increases in the volume of business checking and other transaction accounts. The growth in checking accounts is attributed to the increase in corporate banking activities and successful promotional efforts for retail account growth.

Income from mortgage banking operations was $2.3 million and $1.1 million for the quarters ended December 31, 2002 and 2001, respectively. On a year-over-year basis, income from mortgage banking operations was $6.0 million and $3.6 million, respectively. The increase for both periods primarily reflects a strong refinance market and higher margins on loan sales.

Bank Owned Life Insurance ("BOLI") contributed $847,000 to other income during the fourth quarter of 2002, and $3.3 million for the year. This compares with $456,000 and $988,000 for last year's comparable period. The increase reflects a higher balance of BOLI outstanding during the current periods.

Operating Expenses

Total operating expenses were $20.4 million for the three months ended December 31, 2002, compared with $19.4 million for the three months ended December 31, 2001. Operating expenses were $80.9 million and $73.3 million for the year ended December 31, 2002 and 2001, respectively. The year-over-year increases were primarily due to increases in personnel costs related to the continued growth in our staffing of the Portland Corporate Banking Center, the Seattle Corporate Banking Center, and Action Mortgage as well as an increase in occupancy, advertising and data processing costs. During 2002, the Company discontinued goodwill amortization, which decreased expenses by $956,000 for the quarter and $3.8 million for the year ended December 31, 2002 due to the adoption of a new accounting principle. Full-time equivalent employees increased year-over-year by 63 to 953 full-time equivalents at December 31, 2002.

Commenting on operating expenses and efficiency, Mr. Gilkey stated, "Sterling's non-interest expenses were 2.36% of average assets (annualized) for the fourth quarter of 2002, which compares to 2.57% for the same period in 2001. Similarly, the efficiency ratio improved to 56.4%, as compared to 59.8% in the fourth quarter of 2001, demonstrating better utilization of a highly trained and seasoned team of loan officers producing higher volume loan originations at a lower cost of origination. While we anticipated improvement in both ratios, our growth and staffing strategies will continue to entail increases in overhead as we routinely add new production offices and loan officers. Our goal is to utilize these resources well, so that we achieve an even faster rate of revenue growth. The continued improvement in our efficiency ratio is a reflection of Sterling's increasing ability to leverage our past investment in systems and people to gain additional income."

Performance Ratios

For the fourth quarter, operating cash earnings were $7.6 million, or $0.62 per diluted share, compared with $5.4 million, or $0.45 per diluted share during the same period in 2001, an increase of 38%. On an operating cash basis, return on average equity for the three months ended December 31, 2002 increased to 15.1%, compared with 12.6% for the same period in 2001.

On an operating cash basis, return on average assets was 0.88% for the three-month period ended December 31, 2002, compared with 0.72% for the same period in 2001. The increases in the ratios were primarily due to the increase in net interest income and other income.

Lending

Total loan originations for the quarter ended December 31, 2002, were $549.3 million, compared with $496.7 million in the fourth quarter of 2001, an increase of 11%. Total loan originations were $1.83 billion and $1.47 billion for the years ended December 31, 2002 and 2001, respectively. This increase of 25% was led by stronger than anticipated business and corporate banking loan growth.

Residential lending volumes increased from $89.5 million for the December 2001 quarter to $147.3 million for the current fourth quarter, fueled by increased refinancing activities. However, our mortgage-banking pipeline continues to reflect a strong purchase component.

Credit Quality

At December 31, 2002, total nonperforming assets were $20.8 million, or 0.59% of total assets. This reflects a decrease from the September 2002 level of $25.9 million, or 0.78% of total assets, primarily due to certain Source Capital loans. During the fourth quarter of 2002, Sterling sold approximately $8.4 million of the Source Capital loans, accounting for the transaction as a financing. Approximately $7.3 million of these loans were previously included in our classified assets at September 30, 2002. Sterling still has approximately $6.0 million of the Source Capital loans outstanding, of which $5.6 million are considered classified assets.

The annualized level of charge-offs to average loans and leases was 0.09% for the fourth quarter of 2002, down 3 basis points from 0.12% at September 30, 2002, and down 21 basis points from 0.30% at December 31, 2001. Mr. Gilkey continued, "For the year, charge offs of average loans and leases were 0.21%, the same level as 2001."

Mr. Gilkey added, "Sterling has managed asset quality well; however, a softened regional economy is reflected in our classified assets, which increased to $84.7 million at December 31, 2002, compared to $72.3 million at September 30, 2002 and $55.1 million at December 31, 2001. The increase from September 30, 2002, is primarily due to three income property loans. Additionally, the 60-day plus loan delinquency ratio remained at 0.82% of total loans and leases compared to September 30, 2002."

Sterling's provision for loan and lease losses was $4.3 million for the three months ended December 31, 2002, compared with $3.6 million for the same period in 2001. At December 31, 2002, the loan and lease loss allowance totaled $27.9 million, or 1.15% of total loans and leases. This compares with an allowance of $20.6 million or 0.97% of total loans and leases at December 31, 2001.

Gilkey further stated, "We increased our provision for loan losses in 2002 because of the continued shift toward bank-like loans, the general economic slow down and the uncertainty over the international political climate and potential effects they may have on our regional economy."

Commenting on the Company's asset quality ratios, Mr. Gilkey stated, "Our ratios of nonperforming loans, past dues and net charge-offs continued to be better than those of our banking peer group for the twelve month period just ended. Our strong emphasis on credit quality is evident in these ratios. The favorable asset quality ratios we achieved throughout 2002 are particularly gratifying given the general slow-down in economic conditions across parts of the Pacific Northwest region in 2002."

Balance Sheet and Capital Management

At December 31, 2002, Sterling's total assets were $3.51 billion, up from $3.04 billion as of the prior year-end. Shareholders' equity at December 31, 2002, was $203.7 million compared to $165.7 million one year ago. Sterling's book value per share has increased 19% to $17.03 from $14.28 at the same date one year ago. This increase is primarily the effect of the current period's net income.

Proposed Acquisition Summary

Late in the third quarter of 2002, we announced that we had reached a definitive agreement to acquire Empire Federal Bancorp, Inc. If completed, this acquisition will give us an expanded Pacific Northwest footprint, as well as market share across central and eastern Montana, areas in which we currently do not operate. The proposed merger is consistent with our growth strategy, and is expected to be accretive to earnings per share within the first twelve months of closing. The proposed merger strengthens our capital base, and immediately extends additional loan opportunities to Empire's customers. We expect to close the proposed transaction in the first quarter of 2003.

GOODWILL LAWSUIT

On September 12, 2002, Chief Judge Edward J. Damich of the U.S. Court of Federal Claims granted Sterling Savings Bank's motion for summary judgment as to liability, holding that the United States government owed contractual obligations to Sterling with respect to its acquisition of three failing regional thrifts during the 1980's and had breached the contracts. Chief Judge Damich said in his decision, "the Court finds that Defendant breached the contractual rights of Plaintiff to the use of supervisory goodwill and FSLIC capital contributions for regulatory capital purposes...."

Mr. Gilkey commented, "We are pleased with this decision. It affirms the fact the federal government promised that Sterling could use supervisory goodwill as capital and that the government is liable to Sterling for breaking its promise. Since the 1996 transfer of the case to the U.S. Court of Claims we are not allowed to discuss damage amounts, or specifics of the trials. The next step will be the establishment of a trial date to determine what amount, if any, the government must pay in damages for its breach."

LOOKING AHEAD

Gilkey concluded, "Our financial position and overall growth in 2002 has benefited our customers and shareholders and positioned our institution for continued long-term growth. Sterling remains committed to our tradition of "Hometown Helpful" service as we continue to enhance our shareholders' value. We are excited about the recent opening of our new Business Banking Center in Portland, Oregon and the planned Spring 2003 opening of a new Corporate Banking Center in downtown Seattle, Washington. We are looking forward to the exciting opportunities ahead in 2003. In our conference call tomorrow, we will discuss our 2003 business plan, its underlying assumptions and our current estimate of earnings per share within a range of $2.40 to $2.50 for the year."

EARNINGS CONFERENCE CALL

Sterling will host a conference call for investors on January 28, 2003 at 8:00 a.m. Pacific Standard Time to discuss its results of operations for the quarter and year ended December 31, 2002 and other matters. To participate in the conference call, domestic callers should dial 630-395-0023 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password "STERLING" to enter the call. A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 402-530-7649. The continuous replay will be offered through Friday, February 21, 2003 at 5:00 p.m. Pacific Time.

Additionally, Sterling's Fourth Quarter 2002 Earnings Conference Call is being made available on-line at the Company's website, www.sterlingsavingsbank.com. To access this audio presentation call, click on "Investor Relations" then click on the live audio web cast icon.

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements, which are not historical facts and pertain to our future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in interest rates which may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; increased costs or lower than expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured stock savings association, which opened in April 1983. Sterling Savings Bank, based in Spokane, Washington, has branches throughout Washington, Idaho, Oregon and western Montana. Through Sterling's wholly owned subsidiaries Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho and western Montana. Sterling's subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities, through regional representatives throughout Sterling Savings' branch network.

Media Contact:	Sterling Financial Corporation Heidi B. Stanley EVP, Corporate Administration 509-358-6160
Investor Contacts:	Sterling Financial Corporation Heidi B. Stanley 509-358-6160
or	Daniel G. Byrne SVP, Chief Financial Officer 509-458-3711

SELECTED FINANCIAL DATA
(DOLLAR AMOUNTS IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS, UNAUDITED)

	DECEMBER 31, 2002	SEPTEMBER 30, 2002	DECEMBER 31, 2001(1)
ASSETS:
CASH AND CASH EQUIVALENTS	$78,591	$71,008	$67,181
LOANS AND LEASES RECEIVABLE, NET	2,390,263	2,243,164	2,109,479
LOANS HELD FOR SALE	22,549	18,616	12,077
INVESTMENTS AND ASSET-BACKED SECURITIES (ABS) AVAILABLE FOR SALE	826,692	803,784	686,995
INVESTMENTS AND ABS HELD TO MATURITY	3,476	6,667	7,053
OFFICE PROPERTIES AND EQUIPMENT, NET	47,745	47,347	48,305
REAL ESTATE OWNED, NET	3,953	5,336	2,982
GOODWILL, NET	43,977	43,977	43,977
OTHER INTANGIBLE ASSETS, NET	0	—	644
BANK OWNED LIFE INSURANCE (BOLI)	59,399	58,543	30,988
PREPAID EXPENSES AND OTHER ASSETS, NET	29,419	31,133	28,912

TOTAL ASSETS	$3,506,064	$3,329,575	$3,038,593

LIABILITIES:
DEPOSITS	$2,014,096	$2,018,424	$1,853,536
ADVANCES FROM FEDERAL HOME LOAN BANK OF SEATTLE	874,515	738,086	633,054
REPURCHASE AGREEMENTS AND FED FUNDS	249,769	221,960	218,549
OTHER BORROWINGS	127,682	119,000	127,500
ACCRUED EXPENSES & OTHER LIABILITIES	36,346	35,627	40,264

TOTAL LIABILITIES	3,302,408	3,133,097	2,872,903

SHAREHOLDERS' EQUITY:
COMMON STOCK	11,959	11,957	10,545
ADDITIONAL PAID-IN CAPITAL	125,177	125,166	98,439
ACCUMULATED COMPREHENSIVE INCOME:
UNREALIZED GAIN ON INVESTMENTS AND ABS, NET	3,439	3,916	(4,596)
RETAINED EARNINGS	63,081	55,439	61,302

TOTAL SHAREHOLDERS' EQUITY	203,656	196,478	165,690

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,506,064	$3,329,575	$3,038,593

BOOK VALUE PER SHARE(3)	$17.03	$16.43	$14.28
TANGIBLE BOOK VALUE PER SHARE(2)	$13.35	$12.75	$10.44
SHARES OUTSTANDING AT END OF PERIOD(3)	11,958,948	11,957,448	11,599,118
SHAREHOLDERS' EQUITY TO TOTAL ASSETS	5.8%	5.9%	5.5%

(1)
Certain prior period amounts have been reclassified to conform with the current period's presentation.

(2)
Amount represents shareholders' equity less net goodwill and other intangible assets divided by total shares outstanding.

(3)
Amounts as of December 31, 2001 have been restated to reflect the 10% stock dividend paid in May 2002, paid on November 30, 2001 and May 30, 2002.

STERLING FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

(DOLLAR AMOUNTS IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS, UNAUDITED)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	DEC 31, 2002	SEPT 30, 2002	DEC 31, 2001(1)	DEC 31, 2002	DEC 31, 2001(1)
INTEREST INCOME:
LOANS AND LEASES	$40,938	$40,260	$39,925	$159,278	$165,976
ASSET-BACKED SECURITIES	9,155	8,797	9,139	33,539	29,062
INVESTMENTS AND CASH	1,244	1,052	1,173	4,496	6,347

TOTAL INTEREST INCOME	51,337	50,109	50,237	197,313	201,385

INTEREST EXPENSE:
DEPOSITS	9,607	11,175	12,385	43,632	63,434
BORROWINGS	14,003	13,070	14,131	53,333	53,082

TOTAL INTEREST EXPENSE	23,610	24,245	26,516	96,965	116,516

NET INTEREST INCOME	27,727	25,864	23,721	100,348	84,869
PROVISION FOR LOSSES ON LOANS AND LEASES	(4,277)	(3,277)	(3,600)	(11,867)	(8,000)

NET INTEREST INCOME AFTER PROVISION	23,450	22,587	20,121	88,481	76,869

OTHER INCOME:
FEES AND SERVICE CHARGES	4,397	4,352	3,348	16,678	13,147
MORTGAGE BANKING OPERATIONS	2,319	1,307	1,116	5,982	3,567
LOAN SERVICING FEES	(329)	271	248	536	1,147
NET GAIN ON SALES OF SECURITIES	1,129	1,399	2,317	2,925	3,746
REAL ESTATE OWNED OPERATIONS	76	(8)	(213)	(126)	(657)
BOLI	847	731	456	3,280	988
OTHER NONINTEREST INCOME (EXPENSE)	—	15	(824)	(195)	(917)

TOTAL OTHER INCOME	8,439	8,067	6,448	29,080	21,021

OPERATING EXPENSES:
EMPLOYEE COMPENSATION AND BENEFITS	10,758	11,076	9,838	42,861	35,291
OCCUPANCY AND EQUIPMENT	3,214	3,152	2,842	12,534	11,161
AMORTIZATION OF GOODWILL	0	0	956	0	3,845
AMORTIZATION OF OTHER INTANGIBLES	0	0	383	644	1,532
GOODWILL LITIGATION COSTS	310	270	120	1,100	890
MERGER AND ACQUISITION COSTS	0	0	98	0	283
OTHER	6,123	6,621	5,138	23,804	20,291

TOTAL OPERATING EXPENSES	20,405	21,119	19,375	80,943	73,293

INCOME FROM OPERATIONS BEFORE TAXES	11,484	9,535	7,194	36,618	24,597
INCOME TAX PROVISION	(3,843)	(2,906)	(2,461)	(11,031)	(8,409)

NET INCOME	$7,641	$6,629	$4,733	$25,587	$16,188

NET INCOME PER SHARE—BASIC(3)	$0.64	$0.55	$0.41	$2.16	$1.47
NET INCOME PER SHARE—DILUTED(3)	$0.62	$0.54	$0.39	$2.09	$1.44
OPERATING CASH EARNINGS PER SHARE—DILUTED(2)(3)	$0.62	$0.54	$0.45	$2.09	$1.68
CORE EARNINGS(4)	$8,312	$6,384	$3,305	$26,091	$14,332
CORE EARNINGS PER SHARE—BASIC(4)	$0.70	$0.53	$0.28	$2.20	$1.30
CORE EARNINGS PER SHARE—DILUTED(4)	$0.68	$0.52	$0.27	$2.13	$1.27
WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC(3)	11,958,443	11,950,633	11,599,757	11,843,531	11,005,042
WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED(3)	12,266,287	12,243,940	12,033,747	12,240,911	11,257,132

(1)
Certain prior period amounts have been reclassified to conform with the current period's presentation.

(2)
Operating cash earnings per share excludes amortization of goodwill of $631 and $2,538, which is net of related income taxes for the three and twelve months ended December 31, 2001, respectively. It also excludes merger and acquisition costs of $65 and $187 for the three and twelve months ended December 31, 2001, respectively. See Exhibit A.

(3)
Weighted average shares and per share amounts for prior periods have been restated to reflect the 10% stock dividend paid in May 2002.

(4)
Core earnings per share excludes net securities gains of $734, $909, $1,506, $1,901 and $2,435, which are net of related income taxes for the three months ended December 31, 2002, September 30, 2002, and December 31, 2001, and the twelve months ended December 31, 2002 and 2001, respectively. It also excludes an incremental unbudgeted loan loss provision of $1,203, $488, and $1,690, which is net of related income taxes for the three months ended December 31 and September 30, 2002, respectively and the twelve months ended December 31, 2002; and goodwill litigation costs, net of related income taxes of $202, $176, $78, $715 and $579, respectively. See Exhibit A.

STERLING FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

(DOLLAR AMOUNTS IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS, UNAUDITED)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	DEC 31, 2002	SEPT 30, 2002	DEC 31, 2001(1)	DEC 31, 2002	DEC 31, 2001(1)
NET INTEREST SPREAD:
YIELD ON LOAN PORTFOLIO	6.85%	7.09%	7.56%	7.08%	8.22%
YIELD ON LEASE PORTFOLIO	15.09%	17.78%	16.08%	16.12%	16.21%
YIELD ON INVESTMENTS AND CASH	5.33%	4.97%	5.59%	4.81%	6.06%
YIELD ON ASSET-BACKED SECURITIES	4.81%	5.35%	5.85%	5.24%	6.13%

YIELD ON INTEREST-EARNING ASSETS	6.34%	6.67%	7.15%	6.63%	7.76%

COST OF DEPOSITS	1.91%	2.20%	2.75%	2.23%	3.68%
COST OF BORROWINGS	4.64%	5.38%	5.71%	5.28%	6.20%

COST OF LIABILITIES	2.93%	3.23%	3.80%	3.27%	4.51%

NET INTEREST SPREAD	3.41%	3.44%	3.35%	3.36%	3.25%

NET INTEREST MARGIN	3.42%	3.44%	3.37%	3.37%	3.27%

AVERAGE INTEREST-EARNING ASSETS	$3,212,857	$2,981,256	$2,789,001	$2,975,587	$2,594,847
AVERAGE INTEREST-BEARING LIABILITIES	$3,196,551	$2,975,445	$2,769,221	$2,969,725	$2,581,762
PERFORMANCE RATIOS:
RETURN ON AVERAGE ASSETS	0.88%	0.82%	0.63%	0.80%	0.58%
RETURN ON AVERAGE SHAREHOLDERS' EQUITY	15.1%	13.8%	11.0%	13.9%	10.5%
OPERATING CASH EARNINGS(2)	$7,641	$6,629	$5,429	$25,587	$18,913
OPERATING CASH RETURN ON AVERAGE ASSETS(2)	0.88%	0.82%	0.72%	0.80%	0.68%
OPERATING CASH RETURN ON AVERAGE SHAREHOLDERS' EQUITY(2)	15.1%	13.8%	12.6%	13.9%	12.3%
OPERATING EFFICIENCY, EXCLUDING INTANGIBLE AMORTIZATION	56.4%	62.2%	59.8%	62.0%	64.1%
NONINTEREST EXPENSE TO AVERAGE ASSETS	2.36%	2.60%	2.57%	2.53%	2.63%
CAPITAL ADEQUACY:
SHAREHOLDERS' EQUITY RATIO	5.81%	5.90%	5.45%	5.81%	5.45%
REGULATORY CAPITAL RATIOS (FOR STERLING SAVINGS BANK):
CORE CAPITAL RATIO	7.6%	7.8%	8.0%	7.6%	8.0%
TIER 1 RISK-BASED CAPITAL RATIO	10.0%	10.2%	11.0%	10.0%	11.0%
TOTAL RISK-BASED CAPITAL RATIO	11.0%	11.2%	12.0%	11.0%	12.0%
LOAN ORIGINATIONS BY PROPERTY TYPE:
RESIDENTIAL REAL ESTATE	$147,289	$87,556	$89,451	$350,973	$204,503
MULTIFAMILY REAL ESTATE	45,024	14,929	31,675	77,761	50,111
COMMERCIAL REAL ESTATE	19,600	15,167	31,722	66,492	146,391
CONSTRUCTION	143,287	169,567	148,154	598,447	486,169
CONSUMER—DIRECT	40,002	30,593	40,809	146,575	129,133
CONSUMER—INDIRECT	13,988	17,059	16,258	64,333	62,374
BUSINESS BANKING	111,462	116,464	138,601	403,181	389,470
CORPORATE BANKING	28,667	24,318	0	121,348	0

TOTAL LOAN ORIGINATION VOLUME	$549,319	$475,653	$496,670	$1,829,110	$1,468,151

NONBANKING SUBSIDIARY PRODUCTION:
SALES OF FINANCIAL PRODUCTS	$8,279	$10,200	$5,800	$31,930	$28,608

(1)
Certain prior period amounts have been reclassified to conform with the current period's presentation.

(2)
Operating cash earnings excludes amortization of goodwill of $631 and $2,538, which is net of related income taxes for the three and twelve months ended December 31, 2001, respectively. It also excludes merger and acquisition costs of $65 and $187 for the three and twelve months ended December 31, 2001, respectively. See Exhibit A.

STERLING FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

(DOLLAR AMOUNTS IN THOUSANDS)

	DEC 31, 2002	SEPT 30, 2002	DEC 31, 2001
LOANS AND LEASES BY COLLATERAL TYPE:
RESIDENTIAL REAL ESTATE	$358,359	$344,337	$316,167
MULTIFAMILY REAL ESTATE	161,547	140,803	155,250
COMMERCIAL REAL ESTATE	458,712	435,458	436,838
CONSTRUCTION	480,919	456,671	395,915
CONSUMER—DIRECT	246,578	249,494	244,097
CONSUMER—INDIRECT	62,896	55,241	65,169
BUSINESS BANKING	546,819	526,599	517,343
CORPORATE BANKING	105,975	61,192	0
LEASES RECEIVEABLE	2,774	3,469	5,279
DEFERRED LOAN FEES, NET	(6,450)	(5,985)	(5,980)
ALLOWANCE FOR LOSSES ON LOANS AND LEASES	(27,866)	(24,115)	(20,599)

NET LOANS AND LEASES RECEIVABLE	$2,390,263	$2,243,164	$2,109,479

ALLOWANCE FOR LOSSES ON LOANS AND LEASES:
BALANCE AT BEGINNING OF QUARTER	$24,115	$21,535	$18,544
PROVISION FOR LOSSES ON LOANS AND LEASES	4,277	3,277	3,600
AMOUNTS WRITTEN OFF NET OF RECOVERIES AND OTHER	(526)	(697)	(1,545)

BALANCE AT END OF QUARTER	$27,866	$24,115	$20,599

NET CHARGE-OFFS TO AVERAGE NET LOANS AND LEASES (ANNUALIZED)	0.09%	0.12%	0.30%
NET CHARGE-OFFS TO AVERAGE NET LOANS AND LEASES (YTD)	0.21%	0.19%	0.21%
LOAN AND LEASE LOSS ALLOWANCE TO TOTAL LOANS AND LEASES	1.15%	1.06%	0.97%
LOAN AND LEASE LOSS ALLOWANCE & DISCOUNTS TO LOANS AND LEASES	1.20%	1.15%	1.15%
LOAN AND LEASE LOSS ALLOWANCE TO NON-PERFORMING LOANS (EXCLUDING LOANS CLASSIFIED AS LOSS)	174.3%	118.9%	91.9%
NON-PERFORMING LOANS AND LEASES TO NET LOANS AND LEASES	0.71%	0.92%	1.04%
ALLOWANCE FOR REAL ESTATE OWNED (REO) LOSS:
BALANCE AT BEGINNING OF QUARTER	$271	$675	$436
PROVISION FOR REO LOSSES	0	60	125
ADDITIONS	0	0	0
AMOUNTS WRITTEN OFF NET OF RECOVERIES AND OTHER	(32)	(464)	(42)

BALANCE AT END OF QUARTER	$239	$271	$519

REO LOSS ALLOWANCE TO TOTAL REO	5.70%	4.83%	14.82%
NONPERFORMING ASSETS:
NON-ACCRUAL LOANS AND LEASES	$16,278	$19,913	$21,102
RESTRUCTURED LOANS AND LEASES	594	614	886

TOTAL NONPERFORMING LOANS AND LEASES	16,872	20,527	21,988
REO	3,953	5,336	2,982

TOTAL NONPERFORMING ASSETS (NPA)	$20,825	$25,863	$24,970

NPA TO TOTAL ASSETS	0.59%	0.78%	0.82%
NPA TO TOTAL ASSETS EXCLUDING SOURCE CAPITAL NPA	0.50%	0.51%	0.68%
LOAN AND REO LOSS ALLOWANCE TO NONPERFORMING ASSETS	133.4%	93.3%	82.9%
LOAN AND LEASE DELINQUENCY RATIO (60 DAYS AND OVER)	0.82%	0.82%	1.12%
CLASSIFIED ASSETS—SSB	$79,095	$60,274	$42,686
CLASSIFIED ASSETS—SOURCE	5,604	12,025	12,396
TOTAL CLASSIFIED ASSETS	$84,699	$72,299	$55,082

CLASSIFIED ASSETS/TOTAL ASSETS	2.42%	2.17%	1.81%

EXHIBIT A—RECONCILIATION SCHEDULE

STERLING FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

(DOLLAR AMOUNTS IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS, UNAUDITED)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	DEC 31, 2002	SEPT 30, 2002	DEC 31, 2001	DEC 31, 2002	DEC 31, 2001
OPERATING CASH EARNINGS:
NET INCOME, AS REPORTED	$7,641	$6,629	$4,733	$25,587	$16,188
ADD BACK: GOODWILL AMORTIZATION, NET OF TAX	0	0	631	0	2,538
ADD BACK: MERGER AND ACQUISITION COSTS, NET OF TAX	0	0	65	0	187

OPERATING CASH EARNINGS	$7,641	$6,629	$5,429	$25,587	$18,913

OPERATING CASH EARNINGS PER SHARE-DILUTED:
NET INCOME PER SHARE—DILUTED, AS REPORTED	$0.62	$0.54	$0.39	$2.09	$1.44
ADD BACK: GOODWILL AMORTIZATION, NET OF TAX	0.00	0.00	0.05	0.00	0.22
ADD BACK: MERGER AND ACQUISITION COSTS, NET OF TAX	0.00	0.00	0.01	0.00	0.02

OPERATING CASH EARNINGS PER SHARE-DILUTED	$0.62	$0.54	$0.45	$2.09	$1.68

CORE EARNINGS:
NET INCOME, AS REPORTED	$7,641	$6,629	$4,733	$25,587	$16,188
SUBTRACT: NET (GAIN) ON SECURITIES, NET OF TAX	(734)	(909)	(1,506)	(1,901)	(2,435)
ADD BACK: INCREMENTAL LOAN LOSS PROVISION, NET OF TAX	1,203	488	0	1,690	0
ADD BACK: GOODWILL LITIGATION COSTS, NET OF TAX	202	176	78	715	579

CORE EARNINGS	$8,312	$6,384	$3,305	$26,091	$14,332

CORE EARNINGS PER SHARE—BASIC:
NET INCOME PER SHARE—BASIC, AS REPORTED	$0.64	$0.55	$0.41	$2.16	$1.47
SUBTRACT: NET (GAIN) ON SECURITIES, NET OF TAX	(0.06)	(0.08)	(0.13)	(0.16)	(0.22)
ADD BACK: INCREMENTAL LOAN LOSS PROVISION, NET OF TAX	0.10	0.04	0.00	0.14	0.00
ADD BACK: GOODWILL LITIGATION COSTS, NET OF TAX	0.02	0.02	0.00	0.06	0.05

CORE EARNINGS PER SHARE—BASIC	$0.70	$0.53	$0.28	$2.20	$1.30

CORE EARNINGS PER SHARE—DILUTED:
NET INCOME PER SHARE—DILUTED, AS REPORTED	$0.62	$0.54	$0.39	$2.09	$1.44
SUBTRACT: NET (GAIN) ON SECURITIES, NET OF TAX	(0.06)	(0.07)	(0.12)	(0.16)	(0.22)
ADD BACK: INCREMENTAL LOAN LOSS PROVISION, NET OF TAX	0.10	0.04	0.00	0.14	0.00
ADD BACK: GOODWILL LITIGATION COSTS, NET OF TAX	0.02	0.01	0.00	0.06	0.05

CORE EARNINGS PER SHARE—DILUTED	$0.68	$0.52	$0.27	$2.13	$1.27

RETURN ON AVERAGE SHAREHOLDERS' EQUITY:
NET INCOME, AS REPORTED	$7,641	$6,629	$4,733	$25,587	$16,188
DIVIDED BY AVERAGE SHAREHOLDERS' EQUITY	200,799	190,249	170,762	184,163	154,008
RETURN ON AVERAGE SHAREHOLDERS' EQUITY	15.1%	13.8%	11.0%	13.9%	10.5%
OPERATING CASH RETURN ON AVERAGE SHAREHOLDERS' EQUITY:
OPERATING CASH EARNINGS	$7,641	$6,629	$5,429	$25,587	$18,913
DIVIDED BY AVERAGE SHAREHOLDERS' EQUITY	200,799	190,249	170,762	184,163	154,008
OPERATING CASH RETURN ON AVERAGE SHAREHOLDERS' EQUITY	15.1%	13.8%	12.6%	13.9%	12.3%
RETURN ON AVERAGE ASSETS:
NET INCOME, AS REPORTED	$7,641	$6,629	$4,733	$25,587	$16,188
DIVIDED BY AVERAGE ASSETS	3,435,937	3,219,802	2,986,365	3,201,929	2,788,471
RETURN ON AVERAGE ASSETS	0.88%	0.82%	0.63%	0.80%	0.58%
OPERATING CASH RETURN ON AVERAGE ASSETS:
OPERATING CASH EARNINGS	$7,641	$6,629	$5,429	$25,587	$18,913
DIVIDED BY AVERAGE ASSETS	3,435,937	3,219,802	2,986,365	3,201,929	2,788,471
OPERATING CASH RETURN ON AVERAGE ASSETS	0.88%	0.82%	0.72%	0.80%	0.68%
WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC(1)	11,958,443	11,950,633	11,599,757	11,843,531	11,005,042
WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED(1)	12,266,287	12,243,940	12,033,747	12,240,911	11,257,132

(1)
Weighted average shares and per share amounts for prior periods have been restated to reflect the 10% stock dividend paid in May 2002.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING FINANCIAL CORPORATION
(Registrant)
January 27, 2003 Date	By:	/s/ WILLIAM R. BASOM William R. Basom Vice President, Treasurer, and Principal Accounting Officer

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INFORMATION TO BE INCLUDED IN THE REPORT
STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON, ANNOUNCES RECORD 2002 FOURTH QUARTER AND FISCAL YEAR EARNINGS RESULTS DEMONSTRATING CONTINUED PROGRESS IN BUILDING CORE EARNINGS
SELECTED FINANCIAL DATA (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNAUDITED)
STERLING FINANCIAL CORPORATION SELECTED FINANCIAL DATA (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNAUDITED)
STERLING FINANCIAL CORPORATION SELECTED FINANCIAL DATA (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNAUDITED)
STERLING FINANCIAL CORPORATION SELECTED FINANCIAL DATA (DOLLAR AMOUNTS IN THOUSANDS)
STERLING FINANCIAL CORPORATION SELECTED FINANCIAL DATA (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNAUDITED)
SIGNATURE